Exhibit 10.2

FIRST AMENDMENT TO

STOCK PURCHASE AGREEMENT

This FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT (this “Amendment”) is entered into as of July 3, 2012 among Presidential Life Corporation, a Delaware corporation (“Buyer”), GALAC Holding Company, an Ohio corporation (“Seller”) and Loyal American Life Insurance Company, an Ohio corporation (“Parent”) and amends certain provisions of the Stock Purchase Agreement dated as of February 23, 2012 among Buyer, Seller and Parent (the “Purchase Agreement”). Capitalized terms used but not defined in this Amendment shall have the meanings ascribed thereto in the Purchase Agreement.

WHEREAS, Section 12(i) of the Purchase Agreement provides that the Purchase Agreement may be amended only by a subsequent written amendment signed by Buyer and Seller; and

WHEREAS, Buyer, Seller and Parent desire to amend the Purchase Agreement as provided for herein below.

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.          Purchase Price. Section 2(b) of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

(b)          Purchase Price. Buyer agrees to pay to Seller at the Closing a cash sum equal to Seven Million Forty Thousand Seven Hundred Sixteen Dollars ($7,040,716) (the “Purchase Price”).

2.           Purchase Price Adjustment. Section 2(e) of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

(e)          Purchase Price Adjustment. Buyer and Seller Agree that in the event that the amount reported on line 38 of page 3 of the statutory financial statements completed by the Seller as of June 30, 2012, and approved by the Buyer, as set forth in paragraph six (6) is less than $5.6 Million dollars, Seller will pay to Buyer an amount equal to the difference. Further in the event that the amount reported on line 38 of page 3 of the statutory financial statements exceeds $5.6 Million, the difference shall be paid by Buyer to Seller. Payment shall be made within 5 business days following completion and filing of the statutory financial statements. Failure by Seller to provide Buyer with a duplicate original of the statutory financial statements shall operate to delay any obligation of Buyer to make a payment to Seller, but shall not operate to delay any obligation of Seller to make a payment to Buyer under this section.

3.          Exhibits. Exhibits 2(b) and 2(e) are hereby deleted in their entirety.

4.          Capital and Surplus. The following is hereby added to the Purchase Agreement as a new Section 4(s):

(s)          Capital and Surplus. As of the Closing, the aggregate of GALAC’s Total Statutory Capital and Surplus (Statutory Net Admitted Assets less Statutory Liabilities) as would be reported on line 38 of page 3 of the statutory financial statements filed by GALAC with the Ohio Department of Insurance, if such financial statements were to be filed as of the Closing Date (“Capital and Surplus”), shall be not less than Five Million Six Hundred Thousand Dollars ($5,600,000).

5.          Pre-Closing Dividend. Seller has not declared and paid a dividend between the end of the period ending on June 30, 2012 and the Closing Date.

6.          Preparation of Quarterly Financial Statement. Within thirty (30) days following the Closing Date, Seller shall prepare and file the statutory financial statements to be filed by GALAC with the Ohio Department of Insurance for the period ending on June 30, 2012. Seller shall provide Buyer with a duplicate original of the statutory financial statement on the same day as the filing with the Ohio Department of Insurance.

7.          Release.

(a)          Buyer, on its own behalf and on behalf of its successors and assigns, does hereby forever release and discharge GALAC, Seller and Parent from any and all actions, causes of action, claims, demands, costs and expenses arising out of any breach of any of Seller’s or Parent’s representations, warranties, covenants or obligations under the Purchase Agreement as specifically alleged in (i) that certain letter from Cailie A. Currin, counsel to Buyer, to Mark F. Muething dated June 20, 2012; and (ii) that certain letter from Ms. Currin to Robert C. Lesan III, counsel to Seller, dated June 27, 2012.

(b)          Seller and Parent, on their own behalf and on behalf of their respective successors and assigns, do hereby forever release and discharge Buyer from any and all actions, causes of action, claims, demands, costs and expenses arising out of any breach of any of Buyer’s representations, warranties, covenants or obligations under the Purchase Agreement as specifically alleged in (i) that certain letter from Mr. Lesan to Ms. Currin dated June 25, 2012; and (ii) that certain letter from Mr. Lesan to Ms. Currin dated June 28, 2012.

8.          Construction. Any provision of the Purchase Agreement not specifically modified by this Amendment shall remain in full force and effect. The headings and captions contained herein are for convenience and shall not control or affect the meaning or construction of any provision hereof.

9.          Counterparts. This Amendment may be executed in counterparts (including by means of facsimile), each of which shall be deemed to be an original and which together shall constitute one and the same instrument.

10.         Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any other jurisdiction.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

PRESIDENTIAL LIFE CORPORATION

By:	/s/ Donald L. Barnes
Name:	Donald L. Barnes
Title:	President/Chief Executive Officer

GALAC HOLDING COMPANY

By:	/s/ Mark F. Muething
Name:	Mark F. Muething
Title:	Executive Vice President

LOYAL AMERICAN LIFE INSURANCE COMPANY

By:	/s/ Mark F. Muething
Name:	Mark F. Muething
Title:	Executive Vice President

[Signature page to First Amendment to Stock Purchase Agreement]